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                                                                   EXHIBIT 23.01

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of (i) our report dated February 5, 1996, appearing on page 62 of Northern States Power Company (Minnesota)'s Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) our report dated February 5, 1996, except as to the Environmental Contingencies section of Note 8, which is as of February 19, 1996, appearing on page 22 of Northern States Power Company (Wisconsin)'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
May 3, 1996